                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT



                             DATED AUGUST 28, 1995




                                    BETWEEN



                           TELECABLE ASSOCIATES, INC.



                                      AND



                             STAR CABLE ASSOCIATES

                               TABLE OF CONTENTS


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                                                                                                Page
CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.1              Covenant of Purchase and Sale; Assets . . . . . . . . . . . .    6
         Section 2.2              Excluded Assets . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 2.3              Assumed Obligations and Liabilities . . . . . . . . . . . . .    8
         Section 2.4              Escrow Amount . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 2.5              Purchase Price; Indemnification Escrow  . . . . . . . . . . .    8
         Section 2.6              Current Items Amount  . . . . . . . . . . . . . . . . . . . .    9
         Section 2.7              Purchase Price Adjustment, Adjustment Amount  . . . . . . . .    9

RELATED MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 3.1              Employees . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 3.2              Use of Names and Logos  . . . . . . . . . . . . . . . . . . .   11
         Section 3.3              Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 3.4              Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 3.5              HSR Act Compliance  . . . . . . . . . . . . . . . . . . . . .   11

BUYER'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 4.1              Organization of Buyer . . . . . . . . . . . . . . . . . . . .   12
         Section 4.2              Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 4.3              No Conflict; Required Consents  . . . . . . . . . . . . . . .   12
         Section 4.4              Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 4.5              Finders and Brokers . . . . . . . . . . . . . . . . . . . . .   13
         Section 4.6              Taxpayer Identification Number  . . . . . . . . . . . . . . .   13

SELLER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 5.1              Organization and Qualification of Seller  . . . . . . . . . .   13
         Section 5.2              Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 5.3              No Conflict; Required Consents  . . . . . . . . . . . . . . .   13
         Section 5.4              Assets; Title, Condition, and Sufficiency . . . . . . . . . .   14
         Section 5.5              System Franchises, System Licenses, and System Contracts  . .   14
         Section 5.6              Employee Benefits . . . . . . . . . . . . . . . . . . . . . .   15
         Section 5.7              Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 5.8              Financial Statements  . . . . . . . . . . . . . . . . . . . .   16
         Section 5.9              Tax Returns; Other Reports  . . . . . . . . . . . . . . . . .   16
         Section 5.10             System Information  . . . . . . . . . . . . . . . . . . . . .   17
         Section 5.11             Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 5.12             Compliance with Legal Requirements  . . . . . . . . . . . . .   17
         Section 5.13             Real Property . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 5.14             No Adverse Change . . . . . . . . . . . . . . . . . . . . . .   19
         Section 5.15             Employees . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 5.16             Environmental . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 5.17             Non-Infringement  . . . . . . . . . . . . . . . . . . . . . .   22
         Section 5.18             Books and Records . . . . . . . . . . . . . . . . . . . . . .   22

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
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         Section 5.19             Accounts Receivable . . . . . . . . . . . . . . . . . . . . .   22
         Section 5.20             No Overbuilds . . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 5.21             Small Systems; Small Cable Company  . . . . . . . . . . . . .   22
         Section 5.22             No Misrepresentation  . . . . . . . . . . . . . . . . . . . .   23
         Section 5.23             Taxpayer Identification Number  . . . . . . . . . . . . . . .   23

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 6.1              Certain Affirmative Covenants of Seller . . . . . . . . . . .   23
         Section 6.2              Certain Negative Covenants of Seller  . . . . . . . . . . . .   25
         Section 6.3              Confidentiality . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 6.4              Title Insurance Commitments . . . . . . . . . . . . . . . . .   26
         Section 6.5              Cooperation with Seller . . . . . . . . . . . . . . . . . . .   27
         Section 6.6              Access to Books and Records . . . . . . . . . . . . . . . . .   27
         Section 6.7              Supplements to Exhibits . . . . . . . . . . . . . . . . . . .   27
         Section 6.8              Notification of Certain Matters . . . . . . . . . . . . . . .   28
         Section 6.9              Employee Benefit Matters  . . . . . . . . . . . . . . . . . .   28
         Section 6.10             Post-Closing Obtaining of Consents, Authorizations and
                                  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 6.11             Designation of Retransmission Consent Agreements  . . . . . .   29

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 7.1              Conditions to Buyer's Obligations . . . . . . . . . . . . . .   30
         Section 7.2              Conditions to Seller's Obligations  . . . . . . . . . . . . .   32
         Section 7.3              Mutual Condition  . . . . . . . . . . . . . . . . . . . . . .   33

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 8.1              Closing; Time and Place . . . . . . . . . . . . . . . . . . .   34
         Section 8.2              Seller's Obligations  . . . . . . . . . . . . . . . . . . . .   34
         Section 8.3              Buyer's Obligations . . . . . . . . . . . . . . . . . . . . .   35

TERMINATION AND DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 9.1              Termination Events  . . . . . . . . . . . . . . . . . . . . .   35
         Section 9.2              Effect of Termination . . . . . . . . . . . . . . . . . . . .   36
         Section 9.3              Specific Performance; Remedies Cumulative . . . . . . . . . .   36
         Section 9.4              Liquidated Damages  . . . . . . . . . . . . . . . . . . . . .   36

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Section 10.1             Indemnification by Seller . . . . . . . . . . . . . . . . . .   37
         Section 10.2             Indemnification by Buyer  . . . . . . . . . . . . . . . . . .   37
         Section 10.3             Procedure for Indemnified Third Party Claim . . . . . . . . .   38
         Section 10.4             Interest.   . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 10.5             Time and Manner of Certain Claims . . . . . . . . . . . . . .   39
         Section 10.6             Other Indemnification . . . . . . . . . . . . . . . . . . . .   40

MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 11.1             Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   40





                                      -ii-
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
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
         Section 11.2             Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 11.3             Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 11.4             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 11.5             Entire Agreement; Amendments  . . . . . . . . . . . . . . . .   42
         Section 11.6             Binding Effect; Benefits  . . . . . . . . . . . . . . . . . .   42
         Section 11.7             Headings, Schedules, and Exhibits . . . . . . . . . . . . . .   42
         Section 11.8             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 11.9             Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 11.10            GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 11.11            Severability  . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 11.12            Third Parties; Joint Ventures . . . . . . . . . . . . . . . .   43
         Section 11.13            Construction  . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 11.14            Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . .   43

                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 28th day of August, 1995, by and between Telecable Associates, Inc., a Texas corporation ("Buyer"), whose U.S. Taxpayer Identification Number is 75-1475918, and Star Cable Associates, a Pennsylvania general partnership ("Seller"), whose U.S. Taxpayer Identification Number is 25-1528948.

                                    RECITALS

         A. Seller owns and operates cable television systems which are franchised, or hold other operating authority in, and operate in and around the areas identified on Exhibit A (collectively, the "Systems").

         B. Seller is willing to convey to Buyer, and Buyer is willing to purchase from Seller, substantially all of the tangible and intangible assets comprising the Systems other than the Excluded Assets (as hereinafter defined), upon the terms and conditions set forth in this Agreement.

         C. Buyer and Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership ("TWEAN"), desire to effect a like-kind exchange of assets under Section 1031 of the Code (as hereinafter defined), whereby, pursuant to an Asset Exchange Agreement of even date herewith between Buyer and TWEAN (the "Asset Exchange Agreement"), following the purchase by Buyer from Seller of the assets of the Systems, TWEAN would acquire from Buyer the assets of the Systems and Buyer would acquire from TWEAN the assets of certain cable television systems owned by TWEAN.

                                   AGREEMENTS

         In consideration of the mutual covenants and promises set forth herein, Buyer and Seller agree as follows:


                                   ARTICLE 1.
                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms, whether in singular or plural forms, shall have the following meanings:

         "Adjustment Amounts" has the meaning given in Section 2.7.

         "Adjustment Time" means 11:59 P.M., eastern local time, on the date of Closing.

         "Assets" has the meaning given in Section 2.1.

         "Assumed Obligations and Liabilities" has the meaning given in Section 2.3.

         "Basic Cable" means the cable television services described as such on
Exhibit 5.10.

         "Business" means the cable television business conducted by Seller on the date of this Agreement through one or more Systems.

         "Cable Act of 1992" means Title VI of the Communications Act, the Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Television Consumer Protection Act of 1992, Pub. L. No. 102-385, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder.

         "CLI" means Cumulative Leakage Index.

         "Closing" has the meaning given in Section 8.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

         "Communications Act" means the Communications Act of 1934, as amended, 47 U.S.C. Section 151, et. seq. and rules and regulations promulgated thereunder.

         "Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement.

         "Copyright Act" means the Copyright Act of 1976, as amended.

         "Current Items Amount" has the meaning given in Section 2.6.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder and published interpretations with respect thereto.

         "Escrow Agent" means PNC Bank, National Association.

         "Escrow Agreement" has the meaning given in Section 2.4.

         "Escrow Amount" has the meaning given in Section 2.4.

         "Estoppel Certificates" has the meaning given in Section 7.1.

         "Excluded Assets" has the meaning given in Section 2.2.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "Financial Statements" has the meaning given in Section 5.8.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Governmental Authority" means (i) the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities, and (ii) any foreign (as to the United States of America) sovereign entity, including but not limited to nations, states, republics, kingdoms and principalities, any state, province, commonwealth, territory or possession thereof, and any political subdivision, quasi-governmental authority, or instrumentality of any of the same.

         "Hazardous Substances" means any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to persons in or about the Real Property or cause the Real Property to be in violation of any Legal Requirements, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Controls Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison", as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance", "new chemical substance", or "hazardous substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., but excluding immaterial amounts of the following substances, to the extent used in the ordinary course of the
Business: (i) lubricating, cleaning, coolant, and other compounds customarily used in building and System maintenance; (ii) materials routinely used in the day-to-day operations of an office, such as copier toner; (iii) consumer products; (iv) fuel oil and natural gas for heating; (v) materials reasonably necessary and customarily used in office and System construction and repair and System vehicle operation and maintenance; and (vi) fertilizers, pesticides, and herbicides commonly used for routine office landscaping.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Headend Leases" has the meaning given in Section 6.l(k).

         "Individual Subscriber" means, as to each System, any subscriber of such System at that System's regular Basic Cable monthly subscriber rate, who
(i) has been an active subscriber of the System's basic cable television service for at least one full month, (ii) is not more than sixty days in arrears in payment for service from the first day of the period to which an outstanding bill relates, determined as of the first day of the month in which Closing occurs, (iii) has not given or been given notice of termination and who, consistent with Seller's standing policy, should not have been given notice of termination, and (iv) has become a subscriber only pursuant to customary marketing promotions conducted in the ordinary course of business consistent with past practices.

         "Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         "Knowledge" of any Person of or with respect to any matter means that such Person (if a natural person) or any of the officers, directors, and senior managers of such Person (if not a natural Person) has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

         "Leased Property" has the meaning given in Section 2.1.

         "Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including without limitation Judgments and the System Franchises.

         "Lien" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract, or otherwise.

         "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

         "Losses" means any claims, losses, liabilities, damages, Judgments, Liens, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

         "Operational Information" has the meaning given in Section 5.8.

         "Outside Closing Date" has the meaning given in Section 8.1.

         "Owned Property" has the meaning given in Section 2.1.

         "Permitted Liens" means (i) Liens for ad valorem Taxes not due and payable, (ii) such imperfections of title, recorded easements, and visible encroachments, if any, which do not impair the current use, occupancy, or value, or the marketability of title, of the Owned Real Property or the Leased Real Property subject thereto, and (iii) matters visible on the date of this Agreement upon an inspection of the Owned Real Property or the Leased Real Property.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, trust, association, or unincorporated entity of any kind.

         "Post-Closing Adjustment Time" means 11:59 P.M., eastern local time, on the sixtieth day after the date of Closing.

         "Purchase Price" has the meaning given in Section 2.5.

         "Subscriber Equivalent" means, as to each System, an equivalent to an Individual Subscriber, and the number of Subscriber Equivalents shall be equal, as of any date, to the quotient of (i) the aggregate revenues earned by such System for Seller's Basic Cable and Tier Cable television service provided by that System, during the last full month ending on or prior to such date, to multiple dwelling units, commercial establishments and other subscribers served by Seller that are billed for such service on a bulk basis or to single family households which pay less than the System's regular Basic Cable monthly subscription rate or the System's regular Basic Cable plus Tier Cable monthly subscription rate, as applicable, and which multiple dwelling units, commercial establishments, other subscribers or single family households have been active subscribers of the System's basic cable television service for at least one full month and are not more than sixty days in arrears in payment for service from the first day of the period to which an outstanding bill relates, determined in each case as of the first day of the month in which Closing occurs, divided by (ii) the System's regular monthly subscription rate for Basic Cable and Tier Cable in effect during such month.

         "Systems" has the meaning given in Recital A.

         "System Contracts" has the meaning given in Section 2.1.

         "System Franchises" has the meaning given in Section 2.1.

         "System Licenses" has the meaning given in Section 2.1.

         "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto.

         "Tier Cable" means the cable television services described as Value Pak on Exhibit 5.10.

         "Title Commitments" has the meaning given in Section 6.4.

         "Title Company" has the meaning given in Section 6.4.

         "Title Defect" has the meaning given in Section 6.4.

         "Title Policies" has the meaning given in Section 8.2(e).

         "Transaction Documents" means all instruments and documents executed and delivered by Buyer or Seller or any officer, director, or affiliate of either of them in connection with this Agreement or the transactions contemplated hereby.

         "TWEAN" has the meaning given in Recital C.


                                   ARTICLE 2.
                               PURCHASE AND SALE

         Section 2.1 Covenant of Purchase and Sale; Assets. Subject to the terms and conditions set forth in this Agreement, at Closing Seller shall convey, assign, and transfer to Buyer, and Buyer shall acquire from Seller, for the Purchase Price, free and clear of all Liens (except Permitted Liens), all of the assets and properties, real and personal, tangible and intangible, used by Seller in its operation of, or otherwise relating to, the Systems (the "Assets"), including but not limited to the following:

                 (a) Tangible Personal Property. All tangible personal property, including but not limited to towers, tower equipment, antennae, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, feeder line cable, distribution plant, programming signal decoders for each satellite service which scrambles its signal, housedrops, installed subscriber devices, utility poles, local origination equipment, vehicles and trailers, earth satellite receive stations and related equipment, microwave equipment, converters, testing equipment, motor vehicles, office equipment, furniture, fixtures, supplies, inventory, and other physical assets, including but not limited to the items described on Exhibit 2.1(a).

                 (b) Real Property. All real property and interests in real property, including but not limited to the fee interests in the real property described as Owned Property on Exhibit 2.1(b) and all improvements thereon (the "Owned Property") and the leasehold interests in the real property described as Leased Property on Exhibit 2.1(b) and improvements thereon or thereto owned or leased by Seller (the "Leased Property").

                 (c)      Franchises.  All franchises and similar
authorizations or permits issued by any Governmental Authority or other Person (the "System Franchises"), including but not limited to those described on
Exhibit 2.1(c) and other franchises which Seller obtains between the date hereof and the date of Closing as contemplated by this Agreement.

                 (d) Licenses. All intangible CATV channel distribution rights, cable television relay service (CARS), domestic satellite receive only
(TVRO), business radio and other licenses, all copyright notices, and all other licenses, authorizations, consents, or permits issued by the FCC or any other Governmental Authority (the "System Licenses"), including but not limited to those described on Exhibit 2.1(d).

                 (e) Contracts. All leases, private easements or rights of access, contractual rights to easements, pole line or joint line agreements, underground conduit agreements, crossing agreements, construction permits, purchase orders, bulk and commercial service agreements, retransmission consent agreements, and other Contracts (the "System Contracts"), including but not limited to those described on Exhibit 2.1(e).

                 (f) Accounts Receivable. All subscriber, trade, and other accounts receivable.

                 (g) Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes, and all files of correspondence, lists, records, and reports concerning subscribers and prospective subscribers of the System, signal and program carriage, and dealings with Governmental Authorities, including but not limited to all reports filed by or on behalf of Seller with the FCC and statements of account filed by or on behalf of Seller with the U.S. Copyright Office.

         Section 2.2      Excluded Assets.  Notwithstanding the provisions of
Section 2.1, the Assets shall not include the following, which shall be retained by Seller (the "Excluded Assets"): (i) programming Contracts; (ii) insurance policies and rights and claims thereunder; (iii) bonds, letters of credit, surety instruments, and other similar items; (iv) cash and cash equivalents; (v) subject to Section 3.2, Seller's trademarks, trade names, service marks, service names, logos, and similar proprietary rights; and (vi) the rights, assets, and properties described on Exhibit 2.2.

         Section 2.3 Assumed Obligations and Liabilities. After Closing, Buyer shall assume, pay, discharge, and perform the following (the "Assumed Obligations and Liabilities"): (i) those obligations and liabilities attributable to periods after the Adjustment Time under the System Contracts, System Franchises and System Licenses assigned and transferred to Buyer at Closing; (ii) other obligations and liabilities of Seller only to the extent that there shall be an adjustment in favor of Buyer with respect thereto pursuant to Section 2.6; and (iii) all obligations and liabilities arising out of Buyer's ownership of the Assets or operation of the System after Closing. All obligations and liabilities arising out of or relating to the Assets or the Systems other than the Assumed Obligations and Liabilities shall remain and be the obligations and liabilities solely of Seller.

         Section 2.4 Escrow Amount. Upon execution and delivery of this Agreement by Buyer and Seller, Buyer shall deliver the sum of $500,000 (the "Escrow Amount") to the Escrow Agent, to be held and applied pursuant to the terms of that certain Escrow Agreement, dated the date hereof, by and among Buyer, Seller, TWEAN and Escrow Agent (the "Escrow Agreement").

         Section 2.5 Purchase Price; Indemnification Escrow. The consideration for the Assets shall be U.S. $53,200,000 (the "Purchase Price"), subject to adjustment and proration as provided in Section 2.6. The amount to be paid by Buyer at Closing by wire transfer of immediately available funds shall be the Purchase Price, as adjusted and prorated, less the amount of the Escrow Amount, which is to be retained by Escrow Agent in an interest-bearing account to secure payment by Seller of any post-closing adjustments owed to Buyer and any indemnification obligations to Buyer in accordance with the terms of the Escrow Agreement.

         Section 2.6 Current Items Amount. In addition to the payment by Buyer of the Purchase Price, Buyer or Seller, as appropriate, shall pay to the other (by increasing or decreasing the funds paid as the Purchase Price) the net amount of the adjustments and prorations effected pursuant to paragraphs 2.6(a) and (b) (the "Current Items Amount").

                 (a) Advance Payments and Deposits. Buyer shall be entitled to an amount equal to the aggregate of (i) all deposits of subscribers of the Systems for converters, decoders, and similar items, and (ii) all payments for services to be rendered by Buyer to subscribers of the Systems after the Adjustment Time, or for other services to be rendered by Buyer to other third parties after the Adjustment Time for public television commercials, channel leasing, or other services or rentals to the extent all obligations of Seller relating thereto are assumed by Buyer at Closing.

                 (b) Expenses. As of the Adjustment Time, the following expenses shall be prorated, in accordance with GAAP, so that all expenses for periods prior to the Adjustment Time shall be for the account of Seller, and all expenses for periods after the Adjustment Time shall be for the account of
Buyer:

                          (i)       all payments and charges under the System
Franchises, the System Licenses, and the System Contracts transferred to Buyer at Closing;

                          (ii)      Taxes levied or assessed against any of the
Assets or payable with respect to cable television service and related sales to System subscribers;

                          (iii)  charges for utilities and other goods or
services furnished to the System;

                          (iv)      copyright fees based on signal carriage by
the System; and

                          (v)       all other items of expense relating to the
System;

provided, however, that Seller and Buyer shall not prorate any items of expense payable under any Excluded Assets, all of which shall remain and be solely for the account of Seller.

         Section 2.7      Purchase Price Adjustment, Adjustment Amount.

                          (a)     Initial Adjustment Certificate.  The Current
Items Amount shall be estimated in good faith by Seller, and set forth, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") executed by an officer of Seller and delivered to Buyer not later than 7 days prior to Closing. If accepted by Buyer, the Initial

Adjustment Certificate shall constitute the basis on which the Current Items Amount is calculated for purposes of Closing.


                          (b)     Adjustment Amounts.  Not later than five
business days after the Post-Closing Adjustment Time, Buyer shall inform Seller, in writing, of Buyer's calculation of the actual Current Items Amount (the "Adjustment Amount") and shall provide in reasonable detail the basis for such calculations. Upon reasonable notice and during normal business hours, Buyer shall give representatives of Seller access to the premises and the books and records comprising the Systems for purposes of verifying Buyer's calculation of the Adjustment Amount and shall cause appropriate personnel of Buyer, without charge therefor to Seller, to assist Seller and its representatives in making such verification. Unless Seller notifies Buyer, in writing, that it disagrees with Buyer's calculation of the Adjustment Amount within ten business days after its receipt of Buyer's calculation thereof, Buyer's calculation of the Adjustment Amount shall be conclusive and binding on Seller and Buyer. If Seller notifies Buyer in writing of its disagreement with Buyer's calculation of the Adjustment Amount within such ten-business-day period, then Seller and Buyer shall endeavor in good faith to attempt to resolve their differences with respect thereto within three months after the Post-Closing Adjustment Time. Any dispute regarding the calculation of the Adjustment Amount not resolved by Seller and Buyer within such three-month period shall be resolved by Arthur Andersen & Co. The determination of Arthur Andersen & Co. as to the calculation of the Adjustment Amounts (with such modifications thereof, if any, as reflect such determination) shall be conclusive and binding upon the parties. The fees and expenses of Arthur Andersen & Co. in acting under this paragraph 2.7(b) shall be shared equally by Seller and Buyer.

                 (c) Payment. Not later than fifteen days after the Adjustment Amount has been finally determined, Seller or Buyer, as appropriate, shall pay to the other an amount equal to the amount by which the Current Items Amount as finally determined differs from the Adjustment Amount as estimated in the Initial Adjustment Certificate.


                                   ARTICLE 3.
                                RELATED MATTERS

         Section 3.1 Employees. Seller shall remain solely responsible for, and shall indemnify and hold harmless Buyer from and against all Losses arising with respect to, all salaries and all severance, vacation, sick, holiday, unemployment benefit, and other benefits to which employees of Seller may be entitled, as a result of consummation of the transactions contemplated hereby or otherwise. Seller acknowledges that Buyer may, but shall have no obligation to, hire any of Seller's employees that render services in connection with the operation of the System, whether or not such employees' employment shall have been terminated by Seller.

         Section 3.2 Use of Names and Logos. For a period of sixty days after Closing, Buyer shall be entitled to use the trademarks, trade names, service marks, service names, logos, and similar proprietary rights of Seller to the extent incorporated in or on the Assets, provided that Buyer shall exercise efforts to remove all such names, marks, logos, and similar proprietary rights from the Assets as soon as reasonably practicable following Closing.

         Section 3.3 Bulk Sales. Buyer and Seller each waives compliance by the other with Legal Requirements relating to bulk sales applicable to the transactions contemplated hereby. Seller shall indemnify and hold Buyer harmless with respect to all Losses resulting from any noncompliance with bulk sales Legal Requirements applicable to the transactions contemplated hereby.

         Section 3.4 Transfer Taxes. All sales, use, transfer, and similar taxes or assessments arising from or payable by reason of the transactions contemplated by this Agreement shall be shared equally by Buyer and Seller, provided, however, that in no event shall Buyer be obligated to pay more than $5,000.00 toward such taxes and assessments; and each of Seller and Buyer shall indemnify and hold harmless the other from and against all Losses arising from any such taxes or assessments for which the indemnifying party is responsible under this Section 3.4.

         Section 3.5 HSR Act Compliance. As soon as reasonably practicable, and in any event within thirty days after the date of this Agreement, Seller and Buyer shall prepare and file or cause to be prepared and filed proper Premerger Notification and Report Forms and related affidavits in compliance with the HSR Act, with Buyer and Seller sharing equally the filing fee related thereto. The parties acknowledge that TWEAN will be responsible for Buyer's share of the filing fee as the acquiring person of the Assets under the HSR Act. The parties shall reasonably cooperate in the preparation of such filings (including the exchange of drafts) and shall cause the filings to be coordinated so as to minimize the length of any review periods. The parties shall promptly respond or arrange for a response to any requests for additional information from either the United States Department of Justice or the Federal Trade Commission. However, if following the filing of such forms any Governmental Authority shall request any additional filings or information that either Seller or Buyer reasonably considers to be inappropriate, unlawful, unduly burdensome, or otherwise unacceptable, it shall have no obligation to make or provide such filing or information and in such event shall be entitled, at its option, to withdraw its filing and terminate this Agreement without liability or obligation.

                                   ARTICLE 4.
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Seller, as of the date of this Agreement and as of Closing, as follows:

         Section 4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the character of its properties and assets which it owns makes such qualification necessary.

         Section 4.2 Authority. Buyer has all requisite corporate power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or the availability of equitable remedies.

         Section 4.3 No Conflict; Required Consents. Except as described on Exhibit 4.3 and subject to compliance with the HSR Act, the execution, delivery, and performance by Buyer of this Agreement do not and will not: (i) conflict with or violate any provision of the bylaws or articles of incorporation of Buyer; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Buyer is a party or by which Buyer or the assets or properties owned or leased by it are bound or affected or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

         Section 4.4 Litigation. Except for any Litigation as may affect the cable television industry (national or regional) generally, there is no Litigation pending, or to the best of Buyer's Knowledge, threatened, in any court or before any Governmental Authority or any arbitrator, by or against or affecting or relating to Buyer or any of its affiliates which, if adversely determined, would restrain or materially hinder or delay the consummation of the transactions contemplated by this Agreement or cause any of such transactions to be rescinded.

         Section 4.5 Finders and Brokers. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller will in any way have any liability.

         Section 4.6 Taxpayer Identification Number. Buyer's U.S. Taxpayer Identification Number is as set forth in the introductory paragraph of this Agreement.


                                   ARTICLE 5.
                    SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Buyer, as of the date of this Agreement and as of Closing, as follows:

         Section 5.1 Organization and Qualification of Seller. Seller is a general partnership duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and has all requisite partnership power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Exhibit 5.1 sets forth an accurate and complete description of the direct and indirect ownership structure of Seller. Seller is duly qualified to do business as a foreign partnership in the States of North Carolina and South Carolina and in the Commonwealth of Virginia.

         Section 5.2 Authority. Seller has all requisite partnership power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby on the part of Seller have been duly and validly authorized by all necessary action on the part of Seller and its partners. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 5.3 No Conflict; Required Consents. Except as described on Exhibit 5.3, and subject to compliance with the HSR Act, the execution, delivery, and performance by Seller of this Agreement do not and will not: (i) conflict with or violate any provision of the partnership agreement of Seller;
(ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any Contract or Lien to which Seller is a party or by which Seller or the assets or properties owned or leased by it are bound or affected; (iv) result in the creation or imposition of any Lien against or upon any of the Assets; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

         Section 5.4 Assets; Title, Condition, and Sufficiency. Exhibit 2.1(a) contains descriptions of all material items of tangible personal property included in the Assets and Exhibit 2.1(b) contains descriptions of all Owned and Leased Property included in the Assets. Except as described on
Exhibit 5.4, Seller has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) all of the Assets, free and clear of all Liens, except Permitted Liens. The tangible Assets are in good operating condition and repair, ordinary wear and tear excepted. All items of cable plant and headend equipment included in the Assets (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Systems to operate in accordance with the terms of the Franchises. Except for the Excluded Assets, the Assets constitute all property and rights, real and personal, tangible and intangible, necessary or required, to operate the Systems as currently operated and conduct the business of the Systems as currently conducted.

         Section 5.5      System Franchises, System Licenses, and System
Contracts.

                 (a) Except for the System Franchises, System Licenses, and System Contracts described on Exhibits 2.1(c), (d) and (e), respectively, and Contracts included in the Excluded Assets, and except as described on
Exhibit 5.5, Seller is not bound or affected by any of the following that relate to the System: (i) leases of real or personal property (whether as lessor or lessee); (ii) Contracts granting any Person a Lien on or against any of the Assets; (iii) franchises or similar authorizations; (iv) licenses or permits authorized or issued by any Governmental Authority or other Person; (v) Contracts of employment, or Contracts with consultants or independent contractors; or (vi) Contracts other than those described in any other paragraph of this Section 5.5 which contemplate payments by or to Seller in any twelve-month period exceeding $500 individually or $2,000 in the aggregate. Seller possesses all franchises, licenses, permits, consents, approvals, and authorizations of any Governmental Authority or other Person and all Contracts necessary or required to operate the Systems as currently operated and to conduct the business of the Systems as currently conducted, except for those the absence of which would not have a material adverse effect on the business, condition (financial or otherwise), results of operations, or performance of the System.

                 (b) Seller has delivered to Buyer true and complete copies of each of the System Franchises, System Licenses, and System Contracts, including any amendments, assignments and consents thereto (or, in the case of oral System Contracts, true and complete written summaries thereof), and true and complete copies of all standard form Contracts used by Seller in its operation of the System. Except as described in Exhibit 5.5: (i) each of the System Franchises, System Licenses, and System Contracts is valid, in full force and effect, and, to Seller's Knowledge, enforceable in accordance with its terms against the parties thereto other than Seller, and Seller has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder; (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, the election of any Person other than Seller, or any combination thereof) by Seller nor, to the Knowledge of Seller, has there occurred any default (without regard to lapse of time, the giving of notice, the election of Seller, or any combination thereof) by any Person other than Seller under any of the System Franchises, System Licenses, or System Contracts; and (iii) neither Seller nor, to the Knowledge of Seller, any other Person is in arrears in the performance or satisfaction of its obligations under any of the System Franchises, System Licenses, or System Contracts, and no waiver or indulgence has been granted by any of the parties thereto. A request for renewal has been timely filed under Section 626(a) of the Cable Act of 1992 with the proper Governmental Authority with respect to each System Franchise expiring within 36 months of the date of this Agreement.

         Section 5.6      Employee Benefits.       Neither Seller nor any
Employee Benefit Plan (as that term is defined in ERISA) maintained by Seller or to which Seller has or has had the obligation to contribute is in violation of the provisions of ERISA; no reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any such Employee Benefit Plan; and no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan.

         Section 5.7 Litigation. Except as set forth in Exhibit 5.7: (i) there is no Litigation pending or, to Seller's Knowledge, threatened, by or before any Governmental Authority or private arbitration tribunal, against Seller which could adversely affect the financial condition or operations of the Systems, the Assets, or the ability of Seller to perform its obligations under this Agreement, or which seeks or could result in the modification, revocation, termination, suspension, or other limitation of any of the System Franchises, System Licenses, or System Contracts, nor, to Seller's Knowledge, is there any basis for any such Litigation; and (ii) there is not in existence any Judgment requiring Seller to take any action of any kind with respect to the Assets or the operation of the Systems, or to which Seller (with respect to the Systems), the Systems, or the Assets are subject or by which they are bound or affected.

         Section 5.8      Financial Statements.  Seller has delivered to Buyer
(i) an unaudited trial balance of each of the Systems as of December 31, 1994 and unaudited statements of profit and loss of each of the Systems for the twelve- month period then ended, and an unaudited trial balance for each of the Systems as of June 30, 1995 and unaudited statements of profit and loss of each of the Systems for the six-month period then ended (collectively, the "Financial Statements"), and (i) current operational information, including statistical information for each of the Systems regarding subscribers, passings, and miles of plant, for each month since December 1993 through June 30, 1995, together with an accounts receivable aging report for the most recent month (the "Operational Information"). The Financial Statements and the Operational Information are in accordance with all books, records, and accounts of Seller and are true, correct, and complete in all material respects. The Financial Statements were prepared on the accrual basis of accounting consistent with appropriate provisions of the Code for accrual basis taxpayers, present fairly the financial position of each of the Systems as of the dates indicated and the results of operations of each of the Systems for the periods indicated subject to normal year-end adjustments, and were prepared on a basis consistent in all material respects with all other financial statements, balance sheets, and operating cash flow statements of Seller. The assets and liabilities and items of income and expense on the Financial Statements are bona fide, and none were acquired, earned, or incurred pursuant to any Contract or other transaction entered into, amended, or terminated in anticipation of the transactions contemplated by this Agreement.

         Section 5.9 Tax Returns; Other Reports. Seller has timely and properly filed in true and correct form all federal, state, local, and foreign tax returns and other reports required to be filed relating to the Assets or the Systems, and has timely and properly paid all Taxes relating to the Assets or the Systems which have become due and payable, whether or not so shown on any such return or report. Seller has received no notice of, nor does Seller have any Knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment relating to the Assets or the Systems from any taxing Governmental Authority. Except as set forth on Exhibit 5.9, there are no audits pending with respect to Seller relating to the Assets or the Systems and there are no outstanding agreements or waivers by or with respect to Seller relating to the Assets or the Systems that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes for any period. There are no determined tax deficiencies or proposed tax assessments against Seller relating to the Assets or the Systems.

         Section 5.10 System Information. Exhibit 5.10 sets forth a materially true and accurate description of the following information:

                          (i)       the number of miles of plant included in
the Assets as of May 31, 1995;

                          (ii)      the number of Individual Subscribers and
Subscriber Equivalents served by the Systems as of May 31, 1995;

                          (iii)  the number of passings of the Systems as of
May 31, 1995;

                          (iv)      a description of basic and optional or tier
services available from the Systems, the rates charged by Seller for each, and the number of Individual Subscribers and Subscriber Equivalents receiving each optional or tier service as of May 31, 1995;

                          (v)       the stations and signals carried by the
Systems, the channel position of each such signal and station, and all frequencies utilized by the Systems; and

                          (vi)      the MHz and channel capacity of the Systems.

         Section 5.11 Bonds. Except as set forth in Exhibit 5.11, there are no franchise, construction, fidelity, performance, or other bonds posted or required to be posted by Seller or any other party in connection with the Systems or the Assets.

         Section 5.12     Compliance with Legal Requirements.

                 (a) The operation of the Systems as currently conducted does not violate or infringe any Legal Requirements currently in effect or, to the Knowledge of Seller, proposed to become effective, except where failure to comply would not have a material adverse effect on the business, condition (financial or otherwise), results of operation, or performance of the Systems, would not result in the creation or imposition of any Lien upon or against any of the Assets, and would not result in the imposition of any fine or penalty. Seller has received no notice of any violation by Seller or the Systems of any Legal Requirement applicable to Seller or the operation of the Systems as currently conducted, and knows of no basis for the allegation of any such violation.

                 (b) Without limiting the generality of the foregoing, Seller is in compliance with the Communications Act and the Cable Act of 1992, and has submitted to the FCC all filings, including but not limited to cable television registration statements, annual reports, and aeronautical frequency usage notices, that are required under the rules and regulations of the FCC. The operation of the Systems has been and is in compliance with the rules and regulations of the FCC, and Seller has not received notice from the FCC of any violation of its rules and regulations.

                 (c) Seller is presently permitted under all applicable FCC rules, regulations and orders to distribute the signals and to utilize all carrier frequencies generated by the operations of the Systems, and is licensed to operate all the facilities required by law to be licensed, including any business radio and any cable television relay service system, being operated as part of the Systems. Other than requests for network nonduplication, sports blackout and syndex protection and notices of election of must-carry status and retransmission consents or other communications made pursuant to the Cable Act of 1992, no written requests or notices or demands (written or oral) have been received by Seller during one year preceding the date of this Agreement from the FCC, any local or other television station or system or from any governmental authority challenging or questioning the right of Seller's operation of the Systems, or requesting signal carriage or challenging the right of Seller to carry or deliver any signal. Seller's operation of the Systems and of any FCC-licensed or registered facility used in conjunction with Seller's operation of the Systems, is in compliance in all material respects with the FCC's rules and regulations and the provisions of the Communications Act and the Cable Act of 1992. The Systems are carrying all of the "must carry" signals required to be carried pursuant to the FCC's rules and regulations. Seller has obtained all necessary retransmission consent for broadcast stations that are carried by the Systems and that have elected carriage pursuant to retransmission consent.

                 (d) Seller has conducted all such system proof-of-performance tests, microwave tests and such CLI- related tests as are required to be conducted under FCC regulations with respect to the Systems. Seller has (i) maintained appropriate log books and other recordkeeping which accurately and completely reflect all results required to be shown thereon;
(ii) to the extent required by the rules and regulations of the FCC, corrected any radiation leakage of the Systems required to be corrected in connection with Seller's monitoring obligations under the rules and regulations of the FCC; and (iii) otherwise complied in all material respects with all applicable CLI rules and regulations. Seller has filed all required FCC notifications for the operation of the Systems in all necessary aeronautical frequency bands.

                 (e) Seller has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office under the Copyright Act with respect to the business and operations of the

Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act.
Seller and the Systems are in compliance with the Copyright Act and the rules and regulations of the Copyright Office promulgated thereunder, except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the Systems. Seller has, under applicable law or in accordance with the programming agreements relating to the programs carried by the Systems, the legal right and authority to carry the signals and the carriage, transmission or use of the signals has not subjected, and does not subject, the Systems or Seller to any suits or actions, including suits or actions for copyright infringement. To Seller's Knowledge, there is no inquiry, claim, action or demand pending before the United States Copyright Office or from any other party which questions the copyright filings or payments made by Seller with respect to the Systems with respect to which Buyer will incur any Losses.

                 (f) All required FAA no hazard determinations have been obtained with respect to the construction and/or alteration of towers used in connection with the operation of the Systems. The towers have been marked and lit, where required, in compliance in all material respects with applicable FCC and FAA rules.

                 (g) The transactions contemplated hereby do not require any action by Seller or Buyer to comply with the provisions of the Worker Adjustment and Retraining Notification Act, as amended, 23 U.S.C. Section 2101, et seq.

         Section 5.13 Real Property. Except for the Leased Property described on Exhibit 2.1(b), Seller does not hold or use under lease or lease to others any real property relating to the Systems. Except for the Owned Property described on Exhibit 2.1(b), Seller has no other ownership interest in real property relating to the Systems. Except for routine repairs, all of the improvements, leasehold improvements, and the premises of the Owned Property and the Leased Property are in good condition and repair and are suitable for the purposes used. The current use and occupancy of the Owned Property and Leased Property do not constitute nonconforming uses under any applicable zoning Legal Requirements. Each parcel of Owned Property and each parcel of Leased Property (i) has access to and over public streets, or private streets for which Seller has a valid right of ingress and egress, (ii) conforms in its current use to all material zoning requirements without reliance upon a variance issued by a local government or a classification of the parcel in question as a nonconforming use, and (iii) conforms in its use to all material restrictive covenants, if any, or other material encumbrances affecting all or part of such parcel.

         Section 5.14 No Adverse Change. Since June 30, 1995, (i) there has been no material adverse change in the Assets or the financial condition or operations of the Systems; (ii) the Assets and the financial condition and operations of the Systems have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, or act of God or public force or otherwise; and (iii) Seller has not made any sale, assignment, lease or other transfer of any of the Assets other than in the normal and usual course of business.

         Section 5.15     Employees.

                 (a) There are no collective bargaining agreements applicable to any persons employed by Seller that render services in connection with the Systems, and Seller has no duty to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against Seller, nor any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any persons employed by Seller that render services in connection with the Systems.

                 (b) Seller is in compliance in all material respects with all applicable Legal Requirements respecting employment conditions and practices, has withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of its employees, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                 (c) Seller has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any Legal Requirements prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices. There are no pending or, to Seller's Knowledge, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against Seller before any governmental authority nor, to Seller's Knowledge, does any basis therefor exist.

                 (d) There are no existing or, to Seller's Knowledge, threatened, labor strikes, disputes, or grievances affecting the Systems or other labor controversies which could reasonably be expected to have a material and adverse effect on the financial condition or operations of the Systems. There are no pending or, to Seller's Knowledge, threatened representation questions respecting Seller's employees, or any pending or, to the Knowledge of Seller, threatened arbitration proceedings under any System Contracts, nor to the Knowledge of Seller, does any basis therefor exist.

                 (e) Except as set forth on Exhibit 5.15, Seller is not a party to any employment agreement, written or oral, relating to employees of the Systems which cannot be terminated at will by Seller and, except as set forth on Exhibit 5.15, Seller has not had and does not currently have any pension or profit sharing or other employee benefit plan relating to employees of the System. Copies or written summaries of the material provisions of all agreements and plans listed on Exhibit 5.15 have been delivered by Seller to Buyer.

                 (f) The names, titles and rates of compensation of all of the employees of the Systems are listed on Exhibit 5.15.

         Section 5.16     Environmental.

                 (a) Seller has received no notice that it is, and to Seller's Knowledge it is not, (i) the subject of any "Superfund" evaluation or investigation, or (ii) the subject of any investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with the Owned Property or the Leased Property. None of the Owned Property or Leased Property is included, nor to Seller's Knowledge has it been considered for inclusion, in any federal, state, or local list or registry of properties contaminated by Hazardous Substances, including but not limited to the National Priorities List or the CERCLIS List. Except as disclosed on Exhibit 2.1(b), there is no underground storage or surface impoundment on the Owned Property or the Leased Property.

                 (b) All permits, licenses, permissions, and other authorizations relating to the Owned Property or Leased Property which are required under applicable Legal Requirements with respect to pollution or protection of the environment have been obtained, including Legal Requirements relating to actual or threatened emissions, discharges, or releases of Hazardous Substances into ambient air, surface water, ground water, land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances. Seller is in compliance in all material respects with all terms and conditions of such permits, licenses, permissions, and authorizations, and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and time-tables of such Legal Requirements or of any other environmental, health, or safety Legal Requirements relating to the Owned Property or the Leased Property. Seller has not received notice of, and has no Knowledge of circumstances relating to, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans, including but not limited to the presence, use, generation, manufacture, disposal, release, or threatened release of any Hazardous Substances from the Owned

Property or the Leased Property, which could interfere or prevent continued compliance with, or which are reasonably likely to give rise to any liability under, any environmental Legal Requirement, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any Hazardous Substance from or attributable to the Owned Property or the Leased Property.

         Section 5.17 Non-Infringement. The operation of the Systems as currently conducted does not infringe upon, or otherwise violate, the rights of any person or entity in any copyright, trade name, trademark right, service mark, service name, trade name, patent, patent right, license, trade secret or franchise, and there is not pending or, to Seller's Knowledge, threatened any action with respect to any such infringement or breach.

         Section 5.18 Books and Records. All of the books, records, and accounts of the Systems are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements.

         Section 5.19 Accounts Receivable. Seller is the true and lawful owner of its accounts receivable and has good and clear title to each account, free and clear of all Liens, except those described on Exhibit 5.4, with the absolute right to transfer any interest therein. Each such account is (i) a valid obligation of the account debtor enforceable in accordance with its terms, free and clear of all encumbrances, set-offs, adverse claims, assessments, defaults, prepayments, defenses, and conditions precedent, and
(ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for actual services performed for and accepted by, such account debtor.

         Section 5.20 No Overbuilds. Except for DBS service and except as described on Exhibit 5.20, to Seller's Knowledge, there are no currently operating cable television systems (other than the Systems) providing television programming, multi-point distribution or multi-channel multi-point distribution or satellite master antenna television systems in any area in which Seller is authorized to provide cable television service under the System Franchises and in any area served by the Systems without a System Franchise.

         Section 5.21 Small Systems; Small Cable Company. Each of the Systems is a "small system," and Seller is a "small cable company," as those terms are used in 47 C.F.R. Section 76.901.

         Section 5.22 No Misrepresentation. No representation or warranty by Seller in this Agreement, nor any statement or certificate furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will at Closing contain any untrue statement of a material fact, or omits or will at Closing omit to state a material fact necessary to make the statements contained therein not misleading.

         Section 5.23 Taxpayer Identification Number. Seller's U.S. Taxpayer Identification Number is as set forth in the introductory paragraph of this Agreement.


                                   ARTICLE 6.
                                   COVENANTS

         Section 6.1 Certain Affirmative Covenants of Seller. Except as Buyer may otherwise consent in writing, between the date of this Agreement and Closing Seller shall:

                 (a) Operate the Systems only in the usual, regular, and ordinary course and in accordance with past practices and, to the extent consistent with such operation, use its best efforts to (i) preserve the current business organization of the Systems intact, (ii) keep available the services of its employees providing services in connection with the Systems,
(iii) continue normal marketing, advertising, and promotional expenditures with respect to the Systems, and (iv) preserve any beneficial business relationships with all customers, suppliers, and others having business dealings with Seller relating to the Systems;

                 (b) maintain (i) the Assets in good condition and repair, ordinary wear excepted, and (ii) in full force and effect policies of insurance with respect to the Assets and the operation of the Systems, in such amounts and with respect to such risks as are customarily maintained by operators of cable television systems of the size and in the geographic location of the Systems;

                 (c) (i) duly comply in all material respects with all applicable Legal Requirements; (ii) perform all of its obligations under all of the System Franchises, System Licenses, and Systems Contracts without default; and (iii) maintain its books, records, and accounts in the usual, regular, and ordinary manner on a basis consistent with past practices;

                 (d) (i) give to Buyer and TWEAN, and their respective counsel, accountants, and other representatives, full access during normal business hours to the premises of Seller and the Systems, the Owned Property, the Leased Property, all of the Assets, Seller's books and records, and the System's personnel; (ii) furnish to Buyer, TWEAN and such representatives all such additional documents (certified by an officer of Seller, if requested by Buyer or TWEAN), financial information, and other information as Buyer may from time to time reasonably request; and (iii) cause Seller's accountants to permit Buyer, TWEAN and their respective accountants to examine the records and working papers pertaining to its audits and other reviews of the Systems' financial statements; provided that no investigation by Buyer or its representatives shall affect or limit the scope of any of the representations and warranties of Seller herein or in any Transaction Document or limit the liability of Seller for any breach of such representations and warranties; and provided further that Buyer and TWEAN shall perform any investigation pursuant to this paragraph (d) in such a manner as not to interfere materially with the conduct of Seller's business;

                 (e) use its best efforts to obtain in writing as promptly as possible all approvals, authorizations, and consents required to be obtained by Seller in order to consummate the transactions contemplated hereby and deliver to Buyer copies, satisfactory in form and substance to Buyer, of such approvals, authorizations, and consents; provided, however, that Seller shall not accept or agree or accede to any modifications or amendments to, or any conditions to the transfer of, any of the System Franchises, System Licenses, or System Contracts that are not acceptable to Buyer; and provided further that Seller shall have no obligation to offer or pay any consideration (other than normal and usual processing and filing fees, and overhead and similar expenses incurred in obtaining such approvals, authorizations and consents), or to act as surety or guarantor, in order to obtain any such approval, authorization, or consent;

                 (f) promptly deliver to Buyer true and complete copies of all monthly and quarterly financial statements and operating reports of Seller and any reports with respect to the operation of the Systems prepared by or for Seller at any time from the date hereof until Closing, and any other similar materials which Buyer may reasonably request;

                 (g) terminate the employment of all employees of Seller working for the Systems prior to the Adjustment Time;

                 (h) use its best efforts to (i) consolidate the Systems serving Lone Hickory, Yadkinville and Dobson, North Carolina and, if Closing has not occurred by December 31, 1995, the System serving Cross Creek, North Carolina, into one system served by a single headend located at Dobson, North Carolina at its sole cost and expense, and (ii) upgrade the Systems serving Chapin and Dents-ville, South Carolina to 52-channel capacity at its sole cost and expense;

                 (i) subject to Buyer's approval of the design and budget for a system buildout, use its best efforts to obtain a franchise for the Chestnut Hill Development in Columbia, South Carolina and commence a buildout of a system serving such community, each at the expense of Buyer; and

                 (j) use its reasonable efforts to obtain extensions of those real property leases listed on Exhibit 2.1(b) upon which head-ends or office sites are located and which expire prior to December 31, 1997 (the "Headend Leases") so that such Headend Leases expire no earlier than December 31, 1997 and on other terms and conditions reasonably acceptable to Buyer.

         Section 6.2 Certain Negative Covenants of Seller. Except as Buyer may otherwise consent in writing, or as contemplated by this Agreement, between the date of this Agreement and Closing Seller shall not:

                 (a) modify, terminate, renew, suspend, or abrogate any System Contract other than in the ordinary course of business;

                 (b) modify, terminate, renew, suspend, or abrogate any System Franchise or System License;

                 (c) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties contained in this Agreement or in any Transaction Document not being true and correct when made or at Closing;

                 (d) engage in any marketing, subscriber installation, or collection practices that are inconsistent with such practices of Seller for the periods covered by the Financial Statements and the Balance Sheet;

                 (e) solicit or participate in negotiations with (and Seller shall use its best efforts to prevent any affiliate, partner, director, officer, employer, agent or other representative of Seller from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the Assets or the Systems or any transaction inconsistent with those contemplated hereby; or

                 (f) with respect to any of Seller's employees that render services in connection with the Systems, recognize or negotiate with any labor organization.

         Section 6.3      Confidentiality.

                 (a) Any non-public information that Buyer may obtain from Seller in connection with this Agreement with respect to Seller or the Systems shall be deemed confidential and Buyer shall not disclose any such information to any third party (other than its directors, officers and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby and other than Time Warner Entertainment Company, L.P. and TWEAN) or (except in connection with a claim that Seller has breached this Agreement or that Buyer is entitled to indemnification hereunder) use such information to the detriment of Seller; provided that (i) Buyer may use and disclose any such information once it has been publicly disclosed (other than by Buyer in breach of its obligations under this Section) or which rightfully has come into the possession of Buyer (other than from Seller), (ii) to the extent that Buyer may become compelled by Legal Requirements to disclose any of such information, Buyer may disclose such information if it shall have used all reasonable efforts, and shall have afforded Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed, and (iii) Buyer may use and disclose any such information following the Closing to the extent that it relates to the Systems. In the event of termination of this Agreement, Buyer shall use all reasonable efforts to cause to be delivered to Seller, and retain no copies of, any documents, work papers and other materials obtained by Buyer or on its behalf from Seller, whether so obtained before or after the execution hereof.

                 (b) Any non-public information that Seller shall obtain from Buyer in connection with this Agreement with respect to Buyer or any of its affiliates shall be deemed confidential, and Seller shall not disclose such information to any third party or (except in connection with a claim that Buyer has breached this Agreement or that Seller is entitled to indemnification hereunder) use such information to the detriment of Buyer; provided, that (i) Seller may use and disclose any such information once it has been publicly disclosed (other than by Seller in breach of its obligations under this Section) or which rightfully has come into the possession of Seller (other than from Buyer), and (ii) to the extent that Seller may become compelled by Legal Requirements to disclose any of such information, Seller may disclose such information if it shall have used all reasonable efforts, and shall have afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Seller shall use all reasonable efforts to cause to be delivered to Buyer, and retain no copies of, any documents, work papers, and other materials obtained by Seller or on its behalf from Buyer, whether so obtained before or after the execution hereof.

         Section 6.4 Title Insurance Commitments. Seller shall provide to Buyer, within thirty days after the date of this Agreement, (i) commitments of title insurance (the "Title Commitments") issued by a nationally-recognized title insurance company (the "Title Company"), and photocopies of all recorded items described as exceptions therein, committing to insure fee title to each parcel of the Owned Property, and committing to insure leasehold title to each parcel of Leased Property designated by Buyer in writing to Seller within ten days of the date hereof, in Buyer by ALTA Form B 1982 (Rev. 10/1988) or ALTA Leasehold Owner's Policy-1992 policies of title insurance, and (ii) ALTA-ATA surveys of each parcel of the Owned Property and Leased Property and as-built surveys showing the property boundaries, locations and dimensions of improvements, and all easements of record or visible on the ground, and locating the property by reference to an identifiable benchmark for each parcel of the Leased Property (the "Surveys"), certified to Buyer and the Title Company. If Buyer shall notify Seller within twenty days of its receipt of both the Title Commitments and the Surveys of any Lien or other matter affecting title to Owned Property or Leased Property which, in the determination of Buyer, renders title to any parcel of Owned Property or Leased Property uninsurable or unmerchantable, or which could adversely affect the use of any parcel of Owned Property or Leased Property for the purposes for which it is currently used by Seller (each a "Title Defect"), Seller shall exercise its best efforts to remove or, with the consent of Buyer, cause the Title Company to commit to insure over, each Title Defect prior to Closing. The cost of the Title Commitments and the Surveys shall be shared equally by Buyer and Seller.

         Section 6.5 Cooperation with Seller. Buyer shall use its commercially reasonable efforts to cooperate with Seller in obtaining all necessary approvals, waivers, and consents including, but not limited to, to the extent commercially reasonable, attending meetings with the parties who must provide such approvals, waivers, and consents and by providing the appropriate financial statements, insurance certificates, and surety bonds required in order to obtain such approvals, waivers, and consents.

         Section 6.6 Access to Books and Records. Following the Closing, Buyer shall preserve and make available to Seller, during normal business hours, such of the books and records transferred to it hereunder as Seller reasonably may need in connection with the preparation of tax returns and for tax audits and any other matters reasonably requiring such access.

         Section 6.7 Supplements to Exhibits. Each of Seller and Buyer shall, from time to time prior to Closing, supplement the Exhibits to this Agreement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included in one or more Exhibits to this Agreement. For purposes of determining the satisfaction of any of the conditions to the obligations of Buyer and Seller in Sections 7.1 and 7.2 and the liability of Seller or of Buyer following Closing for breaches of its representations and warranties under this Agreement, the Exhibits to this Agreement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Exhibits by written supplements to this Agreement delivered prior to Closing by the party making such amendment that (i) are accepted in writing by the other party or (ii) reflect actions permitted by this Agreement to be taken prior to Closing.

         Section 6.8      Notification of Certain Matters.

                 (a) Each party will promptly notify the other party of any fact, event, circumstance, action or omission (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (ii) the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement or in any Transaction Document not to be true in any material respect, and with respect to clause (ii), use commercially reasonable efforts to remedy the same.

                 (b) Promptly upon becoming aware of such matter, each party will notify the other party of any fact, event, circumstance, action or omission which constitutes a breach by the other party of any of the representations or warranties made by the other party in the performance of or compliance with any covenant, agreement or obligation required to be performed or complied with prior to the date of Closing.

         Section 6.9      Employee Benefit Matters.

                 (a) Seller shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored, maintained or contributed to by Seller and who has experienced a "qualifying event" or is receiving such "continuation coverage" on or prior to the Closing Time. Continuation coverage, qualified beneficiary, qualifying event and group health plan shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. Seller shall hold Buyer and any entity required to be combined with the Buyer under Section 414 of the Internal Revenue Code ("Affected Parties") harmless from and fully indemnify such Affected Parties against any losses incurred or suffered by such Affected Parties which arise under a group health plan sponsored, maintained or contributed to by Seller as a result of any action or omission of Seller prior to the Closing Time or because Buyer is deemed to be a successor employer to Seller.

                 (b) Seller acknowledges that Buyer has no obligation to employ any of Seller's current or prior employees. Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any current or prior employee, including wages, salaries, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination, and shall indemnify Buyer and hold Buyer harmless from any losses thereunder. Notwithstanding the forego-ing, Buyer shall recognize the term of service with Seller of any former employee of Seller hired by Buyer in determining such employee's accrued vacation under Buyer's vacation plan; provided, however, that the Purchase Price shall be adjusted downward to reflect Buyer's foregoing obligation, pursuant to Section 2.6. Buyer shall permit any former employee of Seller who is hired by Buyer to take any such accrued vacation at whatever times the employee would have been entitled to take such vacation had the employee not left the employ of Seller.

                 (c) Commencing on the date of Closing, Buyer shall offer coverage under Buyer's group health plan to any of Seller's current employees who are hired by Buyer and who request such coverage. Buyer agrees to waive any exclusions contained in its group health plan for pre-existing medical conditions insofar as such exclusions might apply to Seller's employees who are hired by Buyer.

         Section 6.10 Post-Closing Obtaining of Consents, Authorizations and Approvals. Subsequent to Closing, each party shall continue to use its commercially reasonable efforts at its own expense to obtain in writing as promptly as possible any consent, authorization or approval required to be obtained by it that was not obtained on or before Closing, and deliver copies of such, reasonably satisfactory in form and substance, to the other. The obligations set forth in this subsection shall survive Closing and shall not be merged in the consummation of the transactions contemplated hereby. From Closing until each such consent, authorization or approval is obtained, each party shall act as the agent for the other, and shall preserve the benefit of and enforce the System Contract or other right to which such consent, authorization or approval pertains to the fullest extent permissible under the applicable System Contract or other right. Upon request of the other, at Closing, Buyer and Seller shall enter into an agency agreement in a form mutually satisfactory to each party specifying the terms of such agency.

         Section 6.11 Designation of Retransmission Consent Agreements. By written notice delivered to Seller no later than 30 days prior to the date of Closing, Buyer may designate those retransmission consent agreements relating to the Systems which it desires to assume. The agreements which Buyer so designates will be deemed System Contracts and assigned to Buyer at the Closing, and the agreements which Buyer does not so designate will be deemed Excluded Assets. Upon receipt of such notice, Seller shall use its best efforts to obtain in writing all approvals, authorizations or consents required to be obtained in order to transfer such System Contracts to Buyer.

                                   ARTICLE 7.
                              CONDITIONS PRECEDENT

         Section 7.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, any of which may be waived by Buyer, in its sole discretion:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement or in any Transaction Document shall be true and accurate at and as of Closing with the same effect as if made at and as of Closing.

                 (b) Performance Of Agreements. Seller shall have performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to be performed and complied with by it at or before Closing.

                 (c) Officer's Certificate. Buyer shall have received a certificate executed by an executive officer of a general partner of Seller, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in paragraphs 7.1(a) and (b) have been satisfied.

                 (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement or by any Transaction Document, or (ii) requires separation or divestiture by Buyer of all or any significant portion of the Assets after Closing, and there shall be no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

                 (e) Exchange Transactions. Concurrently with the Closing, Buyer and TWEAN shall have consummated the transactions contemplated by the Asset Exchange Agreement.

                 (f) Opinion of FCC Counsel. Buyer shall have received an opinion of Wiley, Rein & Fielding, special FCC counsel to Seller, dated as of Closing, in the form of Exhibit 7.1(f).

                 (g) Seller's Counsel Opinion. Buyer shall have received an opinion of Matthew M. Polka, counsel to Seller, dated as of Closing, in the form of Exhibit 7.1(g).

                 (h) Estoppel Certificates. Buyer shall have received certificates in the form of Exhibit 7.1(h), dated as of Closing, executed by the lessor of each of the real property leases included in the System Contracts under which Seller is a lessee.

                 (i) No Material Adverse Change. Since June 30, 1995, there shall not have been any material adverse change in the Assets or the financial condition or operations of the Systems.

                 (j) Title Defects; Title Encumbrances. There shall exist no Title Defects which the Title Company shall not have deleted from the Title Commitments or, with the consent of Buyer, committed to insure over, and Seller shall have secured the termination of all material title encumbrances on the Assets other than Permitted Liens.

                 (k) Legal and Other Matters Satisfactory to Buyer and its Representatives. All actions, proceedings, instruments, and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Buyer's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                 (l) Individual Subscribers. The Systems shall serve at least 27,500 Individual Subscribers as of Closing.

                 (m) Tier Penetration. The number of Individual Subscribers who subscribe to Tier Cable services shall be at least 95% of the total number of Individual Subscribers served by the Systems.

                 (n) Monthly Billing. The average monthly billings to multiple dwelling units and commercial establishments served by the Systems that are billed on a bulk basis for the three months preceding the month in which Closing occurs shall be at least $6,000.00.

                 (o) Distant Signals. Seller shall have deleted all distant broadcast signals the continued carriage of which would result in material liability for copyright payments after Closing.

                 (p) Capital Commitments. As of closing and other than with respect to a buildout of the Chestnut Hill Development in Columbia, South Carolina, there shall be no outstanding cable plant construction, equipment acquisition or other capital commitments with respect to the Systems which have been requested by any Governmental Authority or financing institution or which Seller has otherwise committed to.

                 (q) System Consolidation. The Systems serving Lone Hickory, Yadkinville and Dobson, North Carolina shall have been consolidated into one system served by a single headend located at Dobson, North Carolina at the sole cost and expense of Seller; provided that, if Closing has not occurred by December 31, 1995, the System serving Cross Creek, North Carolina shall also have been consolidated into the Dobson headend at the sole cost and expense of Seller.

                 (r) System Upgrade. The Systems serving Chapin and Dentsville, South Carolina shall have been upgraded to 52-channel capacity at the sole cost and expense of Seller.

                 (s) Chestnut Hill System. Seller shall have used its best efforts to obtain a franchise to serve Chestnut Hill Development in Columbia, South Carolina and to commence a buildout of a system to serve that community, each at Buyer's expense.

                 (t) Franchise Terms. Seller shall have extended or renewed the term of all System Franchises which expire prior to December 31, 1999 such that such franchises expire no earlier than December 31, 1999 on terms and conditions reasonably acceptable to Buyer.

                 (u) No Claims or Disputes. There shall be no material outstanding claims by, and no material outstanding disputes with, any franchising Governmental Authority relating to any of the systems.

                 (v) Rate Rollbacks. Neither the FCC nor any franchising Governmental Authority shall have announced any rate rollback relating to any of the rates which have been established by or for any of the Systems pursuant to cost- of-service showings.

                 (w) HSR Act Compliance. All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                 (x) Consents. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that there have been obtained all consents, approvals and authorizations identified in Exhibit 5.3 as material; provided, however, that to the extent such material consents, approvals and authorizations relate to consents by the FCC to assignments of the System Licenses, this condition shall be deemed met if such consents to assignment have been requested prior to Closing and Buyer is entitled to operate such System Licenses pursuant to conditional use authorizations until the FCC's consent is received.

                 (y) Lease Extensions. Seller shall have used reasonable efforts to extend the Headend Leases to at least December 31, 1997 on terms and conditions reasonably acceptable to Buyer.

         Section 7.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, any of which may be waived by Seller, in its sole discretion:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement or in any Transaction Document to which Buyer is a party shall be true and accurate at and as of Closing with the same effect as if made at and as of Closing.

                 (b) Performance of Agreements. Buyer shall have performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

                 (c) Officer's Certificate. Seller shall have received a certificate executed by an executive officer of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Seller, certifying that the conditions specified in paragraphs 7.2(a) and (b) have been satisfied.

                 (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated hereby or by any Transaction Document.

                 (e) Legal Matters Satisfactory to Seller's Counsel. All actions, proceedings, instruments, and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Seller's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                 (f) Buyer's Counsel Opinion. Seller shall have received an opinion of Jackson & Walker, L.L.P., counsel to Buyer, dated as of Closing, in the form of Exhibit 7.2(f).

                 (g) HSR Act Compliance. All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                 (h) Consents. Seller shall have received evidence, in form and substance reasonably satisfactory to it that there have been obtained all consents, approvals and authorizations identified on Exhibit 4.3 as material.

         Section 7.3 Mutual Condition. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the condition (which may be waived by Buyer and Seller) that Buyer and Seller shall have received evidence, in form and substance reasonably satisfactory to each of them, that there have been obtained all material consents, approvals, and authorizations required for the consummation of the transactions contemplated hereby; provided, however, that the obtaining of any consent, approval, or authorization required from any general partner or other affiliate of Seller or any of its general partners shall not be a condition to Seller's obligations to consummate the transactions contemplated by this Agreement. For purposes of this Section 7.3, the consents marked with an asterisk on Exhibit
5.3 shall be deemed material, and the consents which are listed on Exhibit 5.3 but which are not marked with an asterisk shall not be deemed material; provided, however, that if any circumstance arises or event occurs prior to Closing relating to or in connection with any consent not marked with an asterisk on Exhibit 5.3 or any Contract under which the need for such consent arises, which circumstance or event, in the reasonable judgment of Buyer, would have a material adverse effect upon a System or the use, business, condition (financial or otherwise), operation, or performance of such System, Buyer, upon notice to Seller, may declare such consent to be a material consent for the purpose of the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement.


                                   ARTICLE 8.
                                    CLOSING

         Section 8.1 Closing; Time and Place. The closing of the transactions contemplated by this Agreement ("Closing") shall take place, simultaneously with the Closing under the Asset Exchange Agreement, at a time and location mutually determined by Seller and Buyer that is within 10 business days after the date on which all of the conditions to Closing have been satisfied, or by mutual agreement, the last business day of the month within or immediately after such 10-business-day period but in no event later than December 31, 1995 (the "Outside Closing Date").

         Section 8.2 Seller's Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:

                 (a) Bill of Sale and Assignment. An executed Bill of Sale and Assignment in the form of Exhibit 8.2(a).

                 (b) Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor, if required by the laws of the States in which such vehicles are titled.

                 (c) Evidence of Partnership Actions. Evidence reasonably satisfactory to Buyer, that Seller has taken all partnership action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 (d) Deeds. General warranty deeds conveying to Buyer, subject only to the exceptions reflected on the Title Policies (as defined below), each parcel of the Owned Property.

                 (e) Title Policies. ALTA Form B 1982 (Rev. 10/1988) owner's policies, or ALTA 1992 leasehold owners policies, of title insurance, insuring Buyer's fee title in each parcel of the Owned Property or leasehold title in each parcel of Leased Property endorsed to delete or modify to the satisfaction of Buyer the standard printed exceptions and any Title Defects (the "Title Policies"), or the irrevocable written commitment of the Title Company to deliver the Title Policies.

                 (f) Officer's Certificate. The certificate described in paragraph 7.1(c);

                 (g) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

         Section 8.3 Buyer's Obligations. At Closing, except as otherwise provided below, Buyer shall deliver or cause to be delivered to Seller the following:

                 (a) Purchase Price. The Purchase Price, increased or decreased, as the case may be, by the net aggregate of the Current Items Amount estimated in accordance with Section 2.6.

                 (b) Officer's Certificate. The certificate described in paragraph 7.2(c).

                 (c) Assumption Agreement. An executed Assumption Agreement in the form of Exhibit 8.3(c).

                 (d) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.


                                   ARTICLE 9.
                            TERMINATION AND DEFAULT

         Section 9.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                 (a) at any time, by the mutual agreement of the Buyer and Seller;

                 (b) by either Buyer or Seller, at any time, if the other is in breach or default of its respective covenants, agreements, or other obligations herein or in any Transaction Document, or if any of its representations herein or in any Transaction Document are not true and accurate when made or when otherwise required by this Agreement or any Transaction Document to be true and accurate, and such breach, default or failure is not cured within 30 days of receipt of notice that such breach, default or failure exists or has occurred;

                 (c) by either Buyer or Seller upon written notice to the other, if Closing shall not have occurred by the Outside Closing Date for any reason other than a breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate when made or when otherwise required by this Agreement to be true and accurate;

                 (d) by either Buyer or Seller, upon written notice to the other, if the Asset Exchange Agreement has been terminated; or

                 (e)      as otherwise provided herein.

         Section 9.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.3, 9.2, 9.4, 11.1, 11.2 and 11.14. Termination of this Agreement pursuant to paragraphs 9.1(b) or (c) shall not limit or impair any remedies that either Seller or Buyer may have with respect to a breach or default by the other of its covenants, agreements or obligations hereunder.

         Section 9.3 Specific Performance; Remedies Cumulative. Seller and Buyer acknowledge that, if either is in material breach or default of its covenants, agreements or obligations hereunder, the other would be irreparably damaged by such breach or default and that, in addition to the other remedies that may be available at law or in equity, the other party shall be entitled to specific performance of this Agreement and injunctive relief. All rights and remedies under this Agreement are cumulative of, and not exclusive of, any rights or remedies otherwise available, and the exercise of any of such rights or remedies shall not bar the exercise of any other rights or remedies.

         Section 9.4 Liquidated Damages. If Buyer is in material breach or default of its covenants, agreements or obligations hereunder, Seller may, at its option and in conjunction with its termination of this Agreement pursuant to Section 9.1(b), and in addition to any other rights or remedies which may be available, retain the Escrow Amount and all interest earned thereon as liquidated damages for such breach or default. Seller and Buyer acknowledge that Seller's actual damages in the event of such a breach or default would be difficult or impossible to ascertain, and that the Escrow Amount and all interest earned thereon represent a fair and reasonable approximation of such damages and does not constitute a penalty.


                                  ARTICLE 10.
                                INDEMNIFICATION

         Section 10.1 Indemnification by Seller. From and after Closing, Seller shall indemnify and hold harmless Buyer, its affiliates, officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

                 (a) any representations and warranties made by Seller in this Agreement or in any Transaction Document not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate;

                 (b) any failure by Seller to perform any of its covenants, agreements, or obligations in this Agreement or in any Transaction Document;

                 (c)      the operation of the Systems prior to the Adjustment
Time;

                 (d) all obligations and liabilities arising of or relating to the Excluded Assets;

                 (e) any rate refund ordered for periods prior to the Adjustment Time; and

                 (f) all liabilities of Seller or relating to the Systems that are not Assumed Obligations and Liabilities.

If, by reason of the claim of any third party for which Buyer is entitled to indemnification hereunder, a Lien, attachment, garnishment, or execution is placed or made upon any of the properties or assets owned or leased by Buyer or any other Indemnitee under this Section, in addition to any indemnity obligation of Seller under this Section, Seller shall furnish a bond sufficient to obtain the prompt release thereof within five days from receipt of notice relating thereto.

         Section 10.2 Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Seller, its affiliates, officers and directors, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

                 (a) any representations and warranties made by Buyer in this Agreement or in any Transaction Document not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate;

                 (b) any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement or in any Transaction Document;

                 (c)      the Assumed Obligations and Liabilities; or

                 (d) the use by Buyer of Seller's trademarks, trade names, service marks, service names, logos, and similar proprietary rights for any reason following the Closing.

         Section 10.3     Procedure for Indemnified Third Party Claim.

                 (a) If any Person not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any Litigation with respect to which Buyer or Seller is entitled to indemnification pursuant to Sections 10.1 or 10.2, respectively, then within ten business days after notice (the "Notice") by the party entitled to such indemnification (the "Indemnitee") to the other (the "Indemnitor") of such demand, claim or Litigation, the Indemnitor shall have the option, at its sole cost and expense, to retain counsel for the Indemnitee (which counsel shall be reasonably satisfactory to the Indemnitee), to defend any such Litigation. The failure, refusal or neglect of the Indemnitee to notify the Indemnitor within the time period specified above of any such Litigation shall not relieve such Indemnitor from any liability which it may have to the Indemnitee in connection therewith, unless the effect of such failure, refusal or neglect is to prejudice materially the rights of the Indemnitor in defending against the Litigation. The Indemnitee shall be permitted to participate in such defense undertaken by the Indemnitor at its own expense, provided that, if the named parties to any such Litigation (including any impleaded parties) include both the Indemnitor and the Indemnitee or, if the Indemnitor proposes that the same counsel represent both the Indemnitee and the Indemnitor and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor. If the Indemnitor shall fail to respond within ten days after receipt of the Notice, the Indemnitee may retain counsel and conduct the defense of such Litigation as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnitor.

                 (b) The Indemnitee shall provide reasonable assistance to the Indemnitor and provide access to its books, records and personnel as the Indemnitor reasonably requests in connection with the investigation or defense of the indemnified Losses. The

Indemnitor shall promptly upon receipt of reasonable supporting documentation reimburse the Indemnitee for out-of-pocket costs and expenses incurred by the latter in providing the requested assistance.

                 (c) With regard to Litigation of third parties for which Buyer or Seller is entitled to indemnification under Sections 10.1 or 10.2, such indemnification shall be paid by the indemnifying party upon: (i) the entry of a Judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of an unappealable Judgment or final appellate Judgment against the Indemnitee; or (iii) a settlement with the consent of the Indemnitor, which consent shall not be unreasonably withheld, provided that no such consent need be obtained if the Indemnitor fails to respond to the Notice as provided in paragraph 10.3(a). Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the Indemnitee shall be reimbursed on a current basis by the Indemnitor if such expenses are a liability of the Indemnitor.

         Section 10.4 Interest. Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 10.1 or 10.2 shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the rate per annum equal to the interest rate announced and charged from time to time by Chase Manhattan Bank, N.A. as its "prime rate," from the date the Losses for which indemnification is sought were incurred by the Indemnitee (or, if applicable, the date on which such indemnification is payable in accordance with paragraph 10.3(c)) until the date of payment of indemnification by the Indemnitor. The "prime rate" may not be the most favorable interest rate charged by Chase Manhattan Bank to its commercial customers, and the effective date of each change in the interest rate for purposes of this Section 10.4 shall be the date on which a change in the "prime rate" is effected.

         Section 10.5 Time and Manner of Certain Claims. The representations and warranties of Buyer and Seller in this Agreement and any Transaction Document shall survive Closing for a period of two years, except
(i) those stated in Section 5.9 (Tax Matters), which shall survive Closing for six months beyond the expiration of all statutory periods of limitations applicable to claims for which Buyer or Seller could incur any liability if the representations and warranties stated therein were not true and accurate, (ii) those stated in Section 5.12 (Legal Compliance), which shall survive Closing for one year beyond the expiration of all statutory periods of limitations applicable to claims for which Buyer or Seller could incur any liability if the representations and warranties stated therein were not true and accurate, (iii) those stated in Section 5.16 (Environmental Matters), which shall survive Closing for a period of fifteen years, and (iv) those stated in Section 5.4 (Assets), which shall survive Closing indefinitely (the "Survival Periods"). Neither party shall have any liability under paragraphs 10.1(a) or 10.2(a), respectively, unless a claim for Losses for which indemnification is sought thereunder is asserted by the party seeking indemnification by written notice to the party from whom indemnification is sought within the respective Survival Periods and, in the case of claims for indemnification by Buyer, unless and to the extent that the amount of such claimed Losses exceeds an aggregate amount of $50,000. Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to recover more than the amount of the Purchase Price, as adjusted by the Adjustment Amount, if any, for all Losses for which indemnification is sought under this Agreement, absent fraud or willful misconduct on Seller's part.

         Section 10.6     Other Indemnification.  The provisions of Sections
10.3 and 10.4 shall be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 10.3 and
10.4 to Sections 10.1 and 10.2 shall be deemed to be references to such other provisions of this Agreement.


                                  ARTICLE 11.
                            MISCELLANEOUS PROVISIONS

         Section 11.1     Expenses.   Except as otherwise provided in Section
11.14 or elsewhere in this Agreement, each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

         Section 11.2     Brokerage.   Seller shall indemnify and hold Buyer
harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

         Section 11.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transaction Document. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement or any Transaction Document shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         Section 11.4 Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any Transaction Document shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         To Seller:

                          Star Cable Associates
                          100 Greentree Commons
                          381 Mansfield Avenue
                          Pittsburgh, PA  15220
                          Attn:  Richard W. Talarico
                          Telecopy:  (412) 937-0145

         Copies:

                          Eckert Seamans Cherin & Mellott
                          600 Grant Street, 42nd Floor
                          Pittsburgh, PA 15219
                          Attn:  Louis J. Moraytis
                          Telecopy:  (412) 566-6099

         To Buyer:

                          Telecable Associates, Inc.
                          3015 SSE Loop 323
                          P.O. Box 130489
                          Tyler, TX  75713-0489
                          Attn:  Fred R. Nichols
                          Telecopy:  (903) 595-1929

         Copies:
                          Jackson & Walker, L.L.P.
                          901 Main Street, Suite 6000
                          Dallas, TX  75202-3797
                          Attn:  James S. Ryan, III, Esq.
                          Telecopy:  (214) 953-5822

                          Time Warner Entertainment-Advance/Newhouse
                          Partnership
                          c/o Time Warner Entertainment Company, L.P.
                          300 First Stamford Place
                          Stamford, CT  06902-6732
                          Attn:  Jeffrey D. Elberson
                          Telecopy:  (203) 328-4828

                          Holland & Hart
                          P.O. Box 8749
                          555 17th Street, Suite 3200
                          Denver, CO  80201 (mail)
                                      80202 (delivery)
                          Attn:  Davis O. O'Connor
                          Telecopy:  (303) 295-8261

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective,
(i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, when answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         Section 11.5 Entire Agreement; Amendments. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

         Section 11.6 Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other. For purposes of this Section any change in control of Buyer or Seller shall constitute an assignment of this Agreement. Notwithstanding the foregoing, Buyer shall be entitled to assign this Agreement, in whole or in part, without the consent of Seller, (i) to any affiliate of Buyer, or (ii) to TWEAN or any affiliate of TWEAN.

         Section 11.7 Headings, Schedules, and Exhibits. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. Reference to Exhibits shall, unless otherwise indicated, refer to the Exhibits attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.

         Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

         Section 11.9 Publicity. Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to Seller's employees concerning this Agreement and the transactions contemplated hereby. Except as required by applicable Legal Requirements, neither Seller nor Buyer shall make any such release, announcement, or statements without the prior written consent and approval of the other.

         SECTION 11.10 GOVERNING LAW. THE VALIDITY, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT AND ALL TRANSACTION DOCUMENTS, UNLESS EXPRESSLY PROVIDED TO THE CONTRARY, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

         Section 11.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

         Section 11.12 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

         Section 11.13 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

         Section 11.14 Risk of Loss. The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Seller at all times prior to Closing. In the event that any such loss or damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the Systems or the replacement or restoration of the lost or damaged property within twenty days from the occurrence of the event resulting in such loss or damage, Seller shall immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore the lost or damage property, and Buyer, at any time within ten days after receipt of such notice, may elect by written notice to Seller to either (i) waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement, or (ii) terminate this Agreement. If Buyer elects to so terminate this Agreement, Buyer and Seller shall stand fully released and discharged of any and all obligations hereunder. If Buyer shall elect to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there shall be no diminution of the Purchase Price on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by Seller to Buyer, or the rights thereto shall be assigned by Seller to Buyer if not yet paid over to Seller.


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
         Buyer and Seller have executed this Agreement as of the date first written above.


                                        SELLER

                                        STAR CABLE ASSOCIATES


                                        By: STAR CABLE MANAGEMENT, INC.,
                                            general partner

                                            By: ___________________________
                                                Name:  Richard W. Talarico
                                                Title: Executive Vice Pres-
                                                       ident and Chief
                                                       Financial Officer



                                        BUYER

                                        TELECABLE ASSOCIATES, INC.


                                        By: ________________________________
                                            Name:  Fred R. Nichols
                                            Title: President





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